Exhibit 10.1

EXECUTION VERSION

FRAMEWORK AGREEMENT

by and among

SEACOR MARINE HOLDINGS INC.,

SEACOR MARINE LLC,

SEACOR OFFSHORE LLC,

SEACOR MARINE CAPITAL INC.,

OPERADORA DE TRANSPORTES MARITIMOS, S.A. DE C.V.,

OFFSHORE VESSELS HOLDING, S.A.P.I. DE C.V.,

and

CME DRILLSHIP HOLDINGS DAC

dated as of September 29, 2022

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EXHIBITS

Exhibit A	Form of Bareboat Charter Agreement
Exhibit B	Form of JV Termination Agreement
Exhibit C	Form of MexMar Lender Waiver
Exhibit D	Form of SEACOR Marlin Second A&R LLC Agreement
Exhibit E	Form of SEACOR Marlin Assignment Agreement
Exhibit F	Form of SEACOR Marine International Second A&R LLC Agreement
Exhibit G	Form of SEACOR Marine International Assignment Agreement
Exhibit H	Form of SEACOR Davis Bill of Sale
Exhibit I	Form of Loan Termination Agreement
Exhibit J	Form of Asset Purchase Agreement

SCHEDULES

Schedule 3.02	No Conflicts of the SEACOR Marine Group
Schedule 3.03(a)	Financial Statements of SEACOR Marine International
Schedule 3.03(b)	Pro-Forma Financial Statements of SEACOR Marine International
Schedule 4.02	No Conflicts of the OTM Group

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FRAMEWORK AGREEMENT

This FRAMEWORK AGREEMENT (this “Agreement”) is made as of September 29, 2022, by and among (a) SEACOR Marine Holdings Inc., a Delaware corporation (“SMHI”), SEACOR Marine LLC, a Delaware limited liability company (“SEACOR Marine LLC”), SEACOR Offshore LLC, a Delaware limited liability company (“SEACOR Offshore”), and SEACOR Marine Capital Inc., a Delaware corporation (“SEACOR Marine Capital” and, together with SMHI, SEACOR Marine LLC and SEACOR Offshore, the “SEACOR Marine Group Parties” and each, a “SEACOR Marine Group Party”), on the one hand, and (b) Operadora de Transportes Maritimos, S.A. de C.V., a company organized under the Laws of Mexico (“OTM”), CME Drillship Holdings DAC, an Irish Designated Activity Company (“CME Ireland”), and Offshore Vessels Holding, S.A.P.I. de C.V., a company organized under the Laws of Mexico (“OVH” and, together with OTM and CME Ireland, the “OTM Group Parties” and each, an “OTM Group Party”), on the other hand. The SEACOR Marine Group Parties and the OTM Group Parties are sometimes referred to herein, collectively, as the “Parties”, and each of them is sometimes referred to herein, individually, as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings specified in Section 1.01.

RECITALS

WHEREAS, certain Subsidiaries of SMHI and OTM are parties to that certain Joint Venture and Shareholders Agreement of Mantenimiento Express Maritimo, S.A.P.I. de C.V., a company organized under the Laws of Mexico (“MexMar”), dated as of July 1, 2011 (as amended, the “MexMar JV Agreement”);

WHEREAS, in accordance with the MexMar JV Agreement, MexMar owns and operates offshore vessels in support of the oil and gas industry in Mexico;

WHEREAS, in accordance with the Organizational Documents of OVH, OVH also owns and operates offshore vessels in support of the oil and gas industry in Mexico;

WHEREAS, in accordance with that certain Amended and Restated Limited Liability Company Agreement of SEACOR Marlin LLC, a Marshall Islands limited liability company (“SEACOR Marlin”), by and between SEACOR Offshore, and MEXMAR Offshore (MI) LLC, a Marshall Islands limited liability company and Subsidiary of MexMar (“MOMI”), dated as of September 13, 2018 (the “SEACOR Marlin A&R LLC Agreement”), SEACOR Marlin owns, operates and charters the SEACOR Marlin vessel;

WHEREAS, as of the date hereof, (i) SEACOR Marine LLC owns all of the Equity Interests in SEACOR Marine International LLC, a Delaware limited liability company (“SEACOR Marine International”), (ii) SEACOR Marine International and OTM collectively own (either directly or by means of the Security Trust) all of the Equity Interests in MexMar and OVH, and (iii) SMHI and OTM collectively own, directly or indirectly, all of the Equity Interests in SEACOR Marlin (SEACOR Marlin, together with MexMar and OVH, the “Joint Ventures” and together with their respective Subsidiaries, the “JV Entities”);

WHEREAS, in connection with the consummation of the transactions contemplated hereby and immediately prior to the Closing, (i) SEACOR Marine International transferred to SEACOR Marine LLC and its Affiliates (other than the SEACOR Marine Transferred Entities) all of its assets and Liabilities other than its Equity Interests in the SEACOR Marine Transferred Entities (including its rights (derechos fideicomisarios) with respect to the Security Trust) and the contributions for future capital increases (aportaciones para futuros aumentos de capital) registered in favor of SEACOR Marine International in MexMar and OVH, and (ii) Subsidiaries of SMHI transferred to SEACOR Offshore LLC all right, title and interests in and to the SEACOR Davis Vessel (collectively, the “SEACOR Marine Pre-Closing Transfers”);

WHEREAS, OTM desires to acquire from SEACOR Marine LLC, and SEACOR Marine LLC desires to sell to OTM, all of the SEACOR Marine International Interests (the “SEACOR Marine Transferred Equity Interests”);

WHEREAS, in connection with the consummation of the transactions contemplated hereby and immediately prior to the Closing, (i) MOMI transferred all of its right, title and interest in and to the SEACOR Marlin Interests to CME Ireland pursuant to that certain Assignment Agreement by and between MOMI, CME Ireland and SEACOR Marlin, and (ii) MexMar transferred all of its right, title and interest in and to the OTM Transferred Assets to OVH (collectively, the “MexMar Pre-Closing Transfers” and, together with the SEACOR Marine Pre-Closing Transfers, the “Pre-Closing Transfers”);

WHEREAS, in connection with the Alice G McCall Vessel, OVH has an outstanding loan in favor of SEACOR Marine Capital in the aggregate amount (including interest) of $1,394,084.57 as of September 28, 2022 (the “Alice G McCall Vessel Loan”); and

WHEREAS, at the Closing, on the terms and subject to the conditions set forth in this Agreement, and after giving effect to the Pre-Closing Transfers, (i) OTM will acquire from SEACOR Marine LLC, and SEACOR Marine LLC will sell to OTM, the SEACOR Marine Transferred Equity Interests; (ii) SEACOR Offshore will acquire from CME Ireland, and CME Ireland will sell to SEACOR Offshore, the SEACOR Marlin Interests owned by CME Ireland (collectively, the “OTM Transferred Equity Interests”), in exchange for the SEACOR Davis Vessel; and (iii) SEACOR Marine Capital will acquire from OVH, and OVH will assign, convey and transfer the OTM Transferred Assets to SEACOR Marine Capital, in full repayment and satisfaction of the Alice G McCall Vessel Loan.

AGREEMENT

NOW, THEREFORE, in consideration for the promises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Alice G McCall Vessel” means the fast support vessel known as the “Alice G McCall”, Official Number 1211724.

“Alice G McCall Vessel Loan” has the meaning set forth in the recitals hereof.

“Asset Purchase Agreement” means the Asset Purchase Agreement by and between SEACOR Marine Capital, as purchaser, and OVH, as seller, being entered into concurrently with the execution and delivery of this Agreement, whereby OVH will transfer title to the OTM Transferred Assets to SEACOR Marine Capital, in substantially the form attached hereto as Exhibit J.

“Balance Sheet Date” has the meaning set forth in Section 3.03(a).

“Bareboat Charter Agreement” means the Bareboat Charter Agreement by and between MexMar and SEACOR Marlin being entered into concurrently with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit A.

“Books and Records” means, with respect to SEACOR Marine International, copies of its Organizational Documents and all files, documents, instruments, papers, books and records to the extent primarily relating to its business or assets, including financial statements, Tax Returns and related work papers and letters from accountants, ledgers, journals, deeds, title policies, minute books, Equity Interest certificates and books, Equity Interest transfer ledgers, contracts, licenses, operating data and other similar information, in each case, held by SMHI or its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Mexico City, Mexico.

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.02(a).

“CME Ireland” has the meaning set forth in the preamble hereof.

“Code” means the U.S. Internal Revenue Code of 1986.

“Consent” means any consent, approval, authorization, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance, filing, registration or notification.

“Contract” means any written or oral agreement, arrangement, contract, lease, license or obligation, or other legally binding agreement, commitment or undertaking.

“Contracting Party” has the meaning set forth in Section 7.13.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of any Person, whether through the ownership of voting securities, Contract or otherwise.

“Environmental Law” means any applicable Laws relating to pollution or the protection of the human health (to the extent relating to exposure to hazardous substances) or the environment.

“Equity Interest” means, with respect to any entity, any corporate stock, share, partnership interest, limited liability company interest, membership interest or unit, or any other equity interest of, or other equity participation or security (including phantom equity participation) in, such entity that confers on any Person the right to receive a share of the profits and losses of, or distribution of the assets of, such entity.

“Financial Statements” has the meaning set forth in Section 3.03(a).

“Fraud” means, with respect to any Party, any willful breach or inaccuracy of any representation or warranty made by any Party set forth in this Agreement that constitutes knowing and intentional common Law fraud under the Laws of the State of Delaware (it being understood and agreed that “Fraud” shall not be deemed to include constructive fraud, negligence or recklessness).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) foreign or domestic, supranational or national, or U.S., Mexican or foreign federal, state, regional, municipal, provincial or local governmental authority, or any political subdivision of any of the foregoing, (b) any court of competent jurisdiction, administrative agency or commission, tribunal or arbitral body or (c) any quasi-governmental authority or similar instrumentality of any governmental authority.

“Indebtedness” means (a) indebtedness for borrowed money or issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any liability in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) obligations under any interest rate, currency or other hedging agreement, (h) obligations under leases that should be recorded as capital leases under GAAP, (i) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (h) above, or (j) any obligations in the nature of accrued and unpaid interest, premiums, late charges, termination fees, costs or penalties with respect to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 6.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“InfraMar” means Infraestructura Del Mar, S.A.P.I de C.V., a company organized under the Laws of Mexico.

“Joint Ventures” has the meaning set forth in the recitals hereof.

“JV Entities” has the meaning set forth in the recitals hereof.

“JV Termination Agreement” means the termination and release agreement by and among each of the parties to the MexMar JV Agreement, being entered into concurrently with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit B.

“Laws” means all laws, constitutions, treaties, statutes, rules, regulations, ordinances, directives, treaties of any Governmental Authority and all Orders.

“Liability” means any liability, Indebtedness, Loss, obligation, claim, cost, penalty, Tax (whether known or unknown, whether direct or indirect, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether matured or unmatured and whether due or to become due).

“Liens” means any lien, mortgage, security interest, pledge, charge, claim, lease, option, easement, encroachment, restriction on assignment, transfer or voting, title retention agreement or arrangement or other similar encumbrance or restriction.

“Loan Termination Agreement” means the loan termination agreement by and between SEACOR Marine Capital and OVH, being entered into concurrently with the execution and delivery of this Agreement, whereby SEACOR Marine Capital will terminate the Alice G McCall Vessel Loan and fully and unconditionally release OVH and each member of the OTM Group from any Liabilities thereunder, in substantially the form attached hereto as Exhibit I.

“Losses” means any and all losses, liabilities, damages, fines, penalties, interest payments, judgements and other costs and expenses (including documented out-of-pocket costs and expenses of Proceedings, amounts paid in connection with any assessments, judgments or settlements relating thereto, court costs, and reasonable fees of attorneys, accountants and other experts incurred in connection with defending against any such Proceedings).

“MexMar” has the meaning set forth in the recitals hereof.

“MexMar Credit Facility” means that certain Second Amended and Restated Term Loan Credit Facility Agreement by and between MexMar and the MexMar Lenders, dated as of July 8, 2022.

“MexMar JV Agreement” has the meaning set forth in the recitals hereof.

“MexMar Lenders” means each of DNB Capital LLC, as Lender, the Governor and Company of the Bank of Ireland, as Lender, and DNB Bank ASA, New York Branch, as Swap Bank, Facility Agent and Collateral Agent, under the MexMar Credit Facility.

“MexMar Lender Waiver” means the Waiver by and between MexMar and the MexMar Lenders, being entered into concurrently with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit C.

“MexMar Pre-Closing Transfers” has the meaning set forth in the recitals hereof.

“MOMI” has the meaning set forth in the recitals hereof.

“Names” has the meaning set forth in Section 5.04(a).

“Non-Recourse Party” has the meaning set forth in Section 7.13.

“Order” means any order, decision, ruling, writ, judgment, injunction, decree, stipulation, determination, award, assessment, agreement or other similar determination (in each case, whether preliminary or final) issued, promulgated or entered by or with any Governmental Authority.

“Organizational Documents” means, with respect to (a) any corporation or Mexican company, its articles or certificate of incorporation and bylaws, shareholder agreements or documents of similar substance, (b) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) any partnership (whether general or limited), its certificate of partnership and partnership agreement or documents of similar substance and (d) any other entity, its organizational and governing documents of similar substance to any of the foregoing.

“OTM” has the meaning set forth in the preamble hereof.

“OTM General Representations” has the meaning set forth in Section 6.03(a).

“OTM Group” means, collectively, OTM and its Subsidiaries, including, from and after the Closing, SEACOR Marine International, MexMar, OVH and InfraMar.

“OTM Group Parties” has the meaning set forth in the preamble hereof.

“OTM Group Released Person” has the meaning set forth in Section 7.14(a).

“OTM Group Releasing Person” has the meaning set forth in Section 7.14(a).

“OTM Indemnified Parties” has the meaning set forth in Section 6.02(a).

“OTM Transferred Assets” means, collectively, all of the OTM Group’s right, title and interest in and to (i) the SEACOR Viking – Hybrid container, assembled in Norway and imported with HS Code 85371000, weighing 18,000 kg and measuring 6700 x 2500 x 3700, including rectifiers / convertors (Drives), transformers and battery module racks presently located at Bollinger shipyard in Morgan City, Louisiana and as further described in American Bureau of Shipping (“ABS”) Survey Report Number OS3507427, AG3227084.R1, AG3227089.R1, and GE3468763, and (ii) the SEACOR Viking – Battery modules, presently located at Corvus facility in Richmond, British Columbia, and as further described in ABS Survey Report Numbers VA3467025, and as such system is more fully described in Kongsberg Maritime AS Quotation Technical Section – 102576-4 regarding “Hybrid Power upgrade”.

“OTM Transferred Equity Interests” has the meaning set forth in the recitals hereof.

“OVH” has the meaning set forth in the preamble hereof.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permitted Liens” means (a) Liens existing under the MexMar Credit Facility and the Alice G McCall Vessel Loan, and (b) restrictions on sales of securities under the MexMar JV Agreement, the Organizational Documents of OVH, MexMar, InfraMar, SEACOR Marlin and SEACOR Marine International and applicable securities Laws.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity (including any Governmental Authority).

“Pre-Closing Transfers” has the meaning set forth in the recitals hereof.

“Proceeding” means any action, claim, demand, litigation, suit, or other proceeding by or before any Governmental Authority.

“Purchase Price” means $66,000,000, of which (i) $44,220,000 are allocated to the Equity Interests and contributions for future capital increases (aportaciones para futuros aumentos de capital) registered in favor of SEACOR Marine International in MexMar, (ii) $21,779,999 are allocated to the Equity Interests and contributions for future capital increases (aportaciones para futuros aumentos de capital) registered in favor of SEACOR Marine International in OVH, and (iii) $1 is allocated to the Equity Interests and contributions for future capital increases (aportaciones para futuros aumentos de capital) registered in favor of SEACOR Marine International in InfraMar.

“Reactivation Expenses” has the meaning set forth in Section 2.01(b).

“Representatives” means, with respect to any Person, such Person’s members, partners, equityholders, trustees, directors, managers, officers, employees, attorneys, consultants, advisors (including investment advisors), representatives and other agents acting on behalf of such Person in connection with the transactions contemplated hereby.

“ROFO Exercise Notice” has the meaning set forth in Section 5.06.

“ROFO Notice” has the meaning set forth in Section 5.06.

“ROFO Offer” has the meaning set forth in Section 5.06.

“SEACOR Davis Bill of Sale” means the bill of sale by and between SEACOR Offshore and CME Ireland being entered into concurrently with the execution and delivery of this Agreement, whereby SEACOR Offshore will transfer, assign and convey to CME Ireland all of SEACOR Offshore’s right, title and interest in and to the SEACOR Davis Vessel, in substantially the form attached hereto as Exhibit H.

“SEACOR Davis Vessel” means the anchor handling towing supply vessel known as the “SEACOR Davis”, MI Official Number 9855.

“SEACOR Marine Capital” has the meaning set forth in the preamble hereof.

“SEACOR Marine Group” means, collectively, each of the SEACOR Marine Group Parties and their Subsidiaries (other than the SEACOR Marine Transferred Entities), including, from and after the Closing, SEACOR Marlin.

“SEACOR Marine Group Parties” has the meaning set forth in the preamble hereof.

“SEACOR Marine Group Released Person” has the meaning set forth in Section 7.14(b).

“SEACOR Marine Group Releasing Person” has the meaning set forth in Section 7.14(b).

“SEACOR Marine Indemnified Parties” has the meaning set forth in Section 6.03(a).

“SEACOR Marine International” has the meaning set forth in the recitals hereof.

“SEACOR Marine International Assignment Agreement” means the Assignment Agreement by and between OTM, SEACOR Marine LLC and SEACOR Marine International, being entered into concurrently with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit G.

“SEACOR Marine International Interests” means the issued and outstanding Equity Interests of SEACOR Marine International.

“SEACOR Marine International Second A&R LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of SEACOR Marine International, being entered into concurrently with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit F.

“SEACOR Marine LLC” has the meaning set forth in the preamble hereof.

“SEACOR Marine Pre-Closing Transfers” has the meaning set forth in the recitals hereof.

“SEACOR Marine Transferred Entities” means, collectively, MexMar, OVH, InfraMar and each of their respective Subsidiaries (other than SEACOR Marlin).

“SEACOR Marine Transferred Equity Interests” has the meaning set forth in the recitals hereof.

“SEACOR Marlin” has the meaning set forth in the recitals hereof.

“SEACOR Marlin A&R LLC Agreement” has the meaning set forth in the recitals hereof.

“SEACOR Marlin Assignment Agreement” means the Assignment Agreement by and between CME Ireland, SEACOR Offshore and SEACOR Marlin, being entered into concurrently with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit E.

“SEACOR Marlin Interests” means the issued and outstanding Equity Interests of SEACOR Marlin.

“SEACOR Marlin Second A&R LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of SEACOR Marlin, being entered into concurrently with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit D.

“SEACOR Offshore” has the meaning set forth in the preamble hereof.

“Security Trust” has the meaning set forth in Section 6.01.

“SMHI” has the meaning set forth in the preamble hereof.

“SMHI Fundamental Representations” has the meaning set forth in Section 6.01.

“SMHI General Representations” has the meaning set forth in Section 6.01.

“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company or other entity a majority of the interests of which having voting power under ordinary circumstances to elect at least a majority of the board of directors, general partners, board of managers or other Persons performing similar functions is at the time owned or controlled, directly or indirectly, by such Person or by one or more of the other direct or indirect Subsidiaries of such Person or a combination thereof (regardless of whether, at the time, interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company or other entity in which such Person or any direct or indirect Subsidiary of such Person is a manager.

“Tax” or “Taxes” means any tax of any kind whatsoever, including any U.S. or Mexican federal, state, local or foreign income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, government pension or insurance, royalty, escheat, unclaimed property, severance, stamp or documentary, value-added, goods and services, business or occupation or other tax, levy, import, duty, charge, or employer social security contribution collected or assessed by, or payable to, a Governmental Authority, together with all related fines, penalties, and interest.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement (including schedules or attachments thereto or amendments thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 6.04(a).

“Transaction Documents” means this Agreement, the Asset Purchase Agreement, the Bareboat Charter Agreement, the JV Termination Agreement, the SEACOR Marlin Assignment Agreement, the SEACOR Marine International Assignment Agreement, the SEACOR Marlin Second A&R LLC Agreement, the SEACOR Marine International Second A&R LLC Agreement, the SEACOR Davis Bill of Sale, the Loan Termination Agreement, and all other documents or certificates delivered or required to be delivered by any Party pursuant to this Agreement.

“Transaction Expenses” means all costs and expenses incurred in connection with negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants.

Section 1.02 Other Definitional Provisions

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(a) All references in this Agreement to Exhibits, Articles, Sections, clauses and other subdivisions refer to the corresponding Exhibits, Articles, Sections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, clauses or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) The Exhibits to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words “this Article,” “this Section,” “this clause,” and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. The word “or” has the inclusive meaning “and/or,” and the word “including” (and correlative forms thereof) shall be deemed to be followed by the phrase “without limitation.”

(d) All references to “$,” “U.S. Dollars,” “Dollars” and “dollars” and other monetary figures shall be deemed to refer to United States currency unless otherwise expressly provided herein. All accounting terms used but not defined herein shall have the meanings given to them under GAAP.

(e) Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires.

(f) Unless the context otherwise requires, any reference to (i) any Person shall be deemed to refer to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities, (ii) any Affiliate of any Person shall be deemed to refer to such Person’s Affiliate at any given time of determination, (iii) any Law shall be deemed to refer to all rules and regulations promulgated thereunder and (iv) any Contract or Law shall be deemed to refer to such Contract or Law as amended, supplemented or otherwise modified (including, in the case of any Contract, any waivers thereto) from time to time (and in the case of any Contract, in accordance with the terms hereof or thereof, as applicable), and in effect at any given time (and in the case of any Law, to any successor provisions).

(g) Any reference to any “day” or any number of “days” without explicit reference to “Business Days” shall be deemed to refer to a calendar day or number of calendar days. If any action is to be taken on or by a particular calendar day that is not also a Business Day, then such action may be deferred until the immediately succeeding Business Day.

(h) The language used in this Agreement shall be deemed to be the language chosen jointly by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a) Transferred Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) SEACOR Marine LLC shall sell, assign, transfer and convey to OTM, and OTM shall purchase and acquire from SEACOR Marine LLC, all of SEACOR Marine LLC’s right, title and interest in and to the SEACOR Marine Transferred Equity Interests, free and clear of all Liens (other than Liens arising under the Organizational Documents of SEACOR Marine International and applicable securities Laws); and

(ii) CME Ireland shall sell, assign, transfer and convey to SEACOR Offshore, and SEACOR Offshore shall purchase and acquire from CME Ireland, all of CME Ireland’s right, title and interest in and to the OTM Transferred Equity Interests, in each case, free and clear of all Liens (other than Liens arising under the Organizational Documents of SEACOR Marlin and applicable securities Laws).

(b) Transferred Assets and Loan Repayment. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) OTM shall cause OVH to assign, transfer, convey and deliver to SEACOR Marine Capital, and SEACOR Marine Capital shall acquire from OVH, all of OVH’s right, title and interest in and to the OTM Transferred Assets, in full repayment of the Alice G McCall Vessel Loan, such that, immediately following the Closing, there will be no further obligations of OVH or any other member of the OTM Group (or any of their respective Affiliates), monetary or otherwise, with respect to the Alice G McCall Vessel Loan, (ii) SEACOR Offshore shall convey and transfer to CME Ireland, and CME Ireland shall acquire from SEACOR Offshore, the SEACOR Davis Vessel as further described in Section 2.01(c)(ii); and (iii) MexMar shall pay to SEACOR Marine LLC (or its designee) the balance of $2,750,000 to cover all properly documented reactivation costs and expenses incurred by any member of the SEACOR Marine Group with respect to the reactivation of the SEACOR Davis Vessel (the “Reactivation Expenses”). Within 30 days from the Closing, SEACOR Marine LLC shall deliver to MexMar a reconciliation report of all Reactivation Expenses incurred by the SEACOR Marine Group up until delivery of the SEACOR Davis Vessel to CME Ireland in accordance with this Agreement, which report shall include invoices and other supporting documentation that is reasonably requested by MexMar with respect to such expenses. If the amounts shown in such report are greater than the Reactivation Expenses, and MexMar approved such excess amounts in writing, MexMar shall reimburse the SEACOR Marine Group the excess amount within five Business Days from receiving such report. If the amounts shown on the report are lower than the Reactivation Expenses, SEACOR Marine LLC shall reimburse MexMar such deficiency within five Business Days from receiving such report.

(c) Consideration. At the Closing:

(i) OTM shall pay to SEACOR Marine LLC, as full consideration for the SEACOR Marine Transferred Equity Interests, an aggregate amount in cash equal to the Purchase Price by wire transfer of immediately available funds in U.S. Dollars to an account designated in writing by SEACOR Marine LLC;

(ii) SEACOR Offshore shall convey and transfer to CME Ireland, as full consideration for the OTM Transferred Equity Interests, all of SEACOR Offshore’s right, title and interest in and to the SEACOR Davis Vessel, at an agreed transfer value of $7,000,000; and

(iii) OVH shall convey and transfer to SEACOR Marine Capital, as repayment and settlement in full of all of the obligations now or hereinafter existing under the Alice G McCall Vessel Loan, all of OVH’s right, title and interest in and to the OTM Transferred Assets.

Section 2.02 The Closing; Closing Deliveries.

(a) On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place electronically through the exchange of documents via e-mail concurrently with the execution and delivery of this Agreement on the date hereof (the “Closing Date”). The Closing shall be deemed to have been consummated at 12:01 a.m. New York, New York local time on the Closing Date, and all actions required to be taken pursuant hereto at the Closing (including the delivery of all Closing deliveries pursuant to Section 2.02(b) and Section 2.02(c)) shall occur and shall be deemed to take place simultaneously.

(b) At the Closing, the SEACOR Marine Group Parties shall deliver, or cause to be delivered, to the OTM Group Parties:

(i) an executed counterpart for each Transaction Document to which each of the SEACOR Marine Group Parties (or any member of the SEACOR Marine Group) is specified to be a party, duly executed by an authorized Representative of such SEACOR Marine Group Party or the applicable member of the SEACOR Marine Group;

(ii) resignation letters of John Gellert, Jesus Llorca, Monty Dames, Jr., Andrew Everett, Gregory Rossmiller and Humberto Fitzgerald Romero Alvares as officers and members of the Board of Directors (or equivalent governing body), as applicable, of SEACOR Marine International, InfraMar and the JV Entities (other than SEACOR Marlin);

(iii) an executed counterpart of the joint unanimous written consent of the members and the Board of Managers of SEACOR Marlin, on which it is resolved to (A) authorize the transfer of the OTM Transferred Equity Interests to SEACOR Offshore, and waive all restrictions on transfer of the OTM Transferred Equity Interests to SEACOR Offshore, (B) accept the resignations delivered by the members of the Board of Directors of SEACOR Marlin pursuant to Section 2.02(c)(iii), and approve a full release of such Persons from any Liability related to their actions as members of the Board of Directors of SEACOR Marlin, and (C) revoke all powers of attorney granted to any attorney in fact appointed by members of the OTM Group;

(iv) an executed counterpart of the joint unanimous written consent of the sole member and the Board of Directors of SEACOR Marine LLC, on which it is resolved to (A) authorize the transfer of the SEACOR Marine Transferred Equity Interests to OTM, and waive all restrictions on transfer of the SEACOR Marine Transferred Equity Interests to OTM, (B) accept the resignations delivered by the members of the Board of Directors of SEACOR Marine International pursuant to Section 2.02(b)(ii), and approve a full release of the members of the Board of Directors of SEACOR Marine International who resign pursuant to Section 2.02(b)(ii) from any Liability related to their actions as members of the Board of Directors, and (C) revoke all powers of attorney granted to any attorney in fact appointed by members of the SEACOR Marine Group;

(v) an executed counterpart of the unanimous resolutions of the shareholders of MexMar, OVH and InfraMar, on which it is resolved to (A) accept the resignations delivered by the members of the Board of Directors of MexMar, OVH and InfraMar pursuant to Section 2.02(b)(ii), and approve a full release of the members of the Board of Directors of each of MexMar, OVH and InfraMar who resign pursuant to Section 2.02(b)(ii) from any Liability related to their actions as members of the Board of Directors, (B) revoke all powers of attorney granted to any attorney in fact appointed by members of the SEACOR Marine Group, (C) with respect to the unanimous resolutions of the shareholders of MexMar and InfraMar, approve the termination of the MexMar JV Agreement and the execution of the JV Termination Agreement, (D) with respect to the unanimous resolutions of the shareholders of MexMar, approve (1) the MexMar Pre-Closing Transfers, (2) the execution of the MexMar Lender Waiver, and (3) the execution of the Bareboat Charter Agreement, and (E) with respect to the unanimous resolutions of the shareholders of OVH, approve (1) the transfer of the OTM Transferred Assets to SEACOR Marine Capital and the execution of the Asset Purchase Agreement, and (2) the cancellation of the Alice G McCall Vessel Loan and the execution of the Loan Termination Agreement;

(vi) the Books and Records, other than (i) any Books and Records that the SEACOR Marine Group Parties are required by Law to retain (copies of which, to the extent permitted by Law, will be delivered to OTM at Closing) and (ii) personnel and employment records for employees and former employees who are not employees of the JV Entities; and

(vii) the MexMar Lender Waiver, duly executed by MexMar and the MexMar Lenders; and

(viii) copies of (A) the construction agreement, including exhibits, schedules and warranties, of the SEACOR Davis Vessel, (B) the bill of sale or other equivalent title documents evidencing SEACOR Offshore’s title to the SEACOR Davis Vessel, navigation patents (patente de navegacion) or transcripts of registry evidencing ownership to the SEACOR Davis Vessel free and clear of all Liens, other than Permitted Liens, and (C) all permits (including importation permits), certifications, and licenses related to the SEACOR Davis Vessel, including any ABS certificates, classification certificates, loadline certificates, radio licenses, engineering plans and drawings, and historical preventive maintenance records of the vessel.

(c) At the Closing, without limiting OTM’s obligation to pay the amounts specified in Section 2.01(c), the OTM Group Parties shall deliver, or cause to delivered, to the SEACOR Marine Group Parties:

(i) an executed counterpart for each Transaction Document to which each of the OTM Group Parties (or any member of the OTM Group) is specified to be a party, duly executed by an authorized Representative of such OTM Group Party or the applicable member of the OTM Group;

(ii) an invoice, which shall comply with all fiscal applicable requirements, evidencing the transfer of title of the OTM Transferred Assets to SEACOR Marine Capital;

(iii) resignation letters of Alfredo Miguel Bejos, Alejandro Garcia Bejos and Alejandro Romano Baez from the Board of Managers of SEACOR Marlin;

(iv) the MexMar Lender Waiver, duly executed by MexMar and the MexMar Lenders;

(v) an executed counterpart of the joint unanimous written consent of the members and the Board of Managers of SEACOR Marlin, on which it is resolved to (A) authorize the transfer of the OTM Transferred Equity Interests to SEACOR Offshore, and waive all restrictions on transfer of the OTM Transferred Equity Interests to SEACOR Offshore, (B) accept the resignations delivered by the members of the Board of Directors of SEACOR Marlin pursuant to Section 2.02(c)(iii), and approve a full release of such Persons from any Liability related to their actions as members of the Board of Directors of SEACOR Marlin, and (C) revoke all powers of attorney granted to any attorney in fact appointed by members of the OTM Group; and

(vi) an executed counterpart of the shareholder’s meeting or unanimous resolutions of the shareholders of each of MexMar, OVH and InfraMar, on which it is resolved to (A) accept the resignations delivered by the members of the Board of Directors of MexMar, OVH and InfraMar pursuant to Section 2.02(b)(ii), and approve a full release of the members of the Board of Directors of each of MexMar, OVH and InfraMar who resign pursuant to Section 2.02(b)(ii) from any Liability related to their actions as members of the Board of Directors, (B) revoke all powers of attorney granted to any attorney in fact appointed by members of the SEACOR Marine Group, and, with respect to the unanimous resolutions of the shareholders of MexMar, (C) approve the termination of the MexMar JV Agreement and the execution of the JV Termination Agreement, (D) with respect to the unanimous resolutions of the shareholders of MexMar, approve (1) the MexMar Pre-Closing Transfers, (2) the execution of the MexMar Lender Waiver, and (3) the execution of the Bareboat Charter Agreement, and (E) with respect to the unanimous resolutions of the shareholders of OVH, approve (1) the transfer of the OTM Transferred Assets to SEACOR Marine Capital and the execution of the Asset Purchase Agreement, and (2) the cancellation of the Alice G McCall Vessel Loan and the execution of the Loan Termination Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AS TO THE SEACOR MARINE GROUP

Except as expressly set forth in the Schedules, SMHI represents and warrants to the OTM Group Parties as follows:

Section 3.01 Organization and Standing. Each of the SEACOR Marine Group Parties (a) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, operate and lease its assets and conduct its business, in each case, as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the SEACOR Marine Group Parties to consummate the transactions contemplated by this Agreement. Each of the SEACOR Marine Group Parties is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the SEACOR Marine Group Parties to consummate the transactions contemplated by this Agreement. SEACOR Marine International is classified as a disregarded entity for U.S. federal income tax purposes.

Section 3.02 No Conflicts. The execution and delivery by each member of the SEACOR Marine Group of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) breach, conflict with or violate its Organizational Documents, (b) assuming all Consents set forth on Schedule 3.02 are obtained or made, result in any conflict, breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach or violation of or default under), or give rise to a right of termination, cancellation or acceleration of any obligation under, any material Contract to which it is a party or by which any of its assets are bound or (c) violate any Laws applicable to it or its assets, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially impair its ability to consummate the transactions contemplated by this Agreement.

Section 3.03 Financial Statements.

(a) Schedule 3.03(a) includes the unaudited balance sheet of SEACOR Marine International as of August 31, 2022 (the “Balance Sheet Date”) and the related unaudited statement of income for the eight (8) months ended on the Balance Sheet Date (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except as otherwise described therein or on the Schedules and subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. The Financial Statements fairly present, in all material respects, the financial position of SEACOR Marine International, as of the dates thereof, respectively, and the related statements of income and stockholders’ equity fairly present, in all material respects, the results of the operations and stockholders’ equity of SEACOR Marine International for the period then ended.

(b) After giving effect to the Pre-Closing Transfers, SEACOR Marine International does not own any assets or properties, or have any Liabilities, other than (i) assets consisting of its Equity Interests in InfraMar, and (ii) those assets and Liabilities reflected in the pro-forma financial statements attached hereto as Schedule 3.03(b). SEACOR Marine International has no employees and is not a party to any employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 or any other applicable Law).

Section 3.04 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by the SEACOR Marine Group Parties or any other member of the SEACOR Marine Group in connection with the execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, or the consummation by it of the transactions contemplated hereby or thereby, other than (a) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected materially impair the ability of the SEACOR Marine Group Parties or the applicable member of the SEACOR Marine Group to consummate the transactions contemplated by this Agreement or the applicable Transaction Document to which it is a party, or (b) notices not required to be given until after the Closing.

Section 3.05 Authority; Execution and Delivery; Enforceability. Each member of the SEACOR Marine Group has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each member of the SEACOR Marine Group of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the relevant member of the SEACOR Marine Group. Each member of the SEACOR Marine Group has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party, and each of this Agreement and the other Transaction Documents to which it is a party constitute a valid and binding obligation of such member of the SEACOR Marine Group, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.

Section 3.06 Title to Equity Interests and Assets.

(a) SEACOR Marine LLC is the record and beneficial owner of the SEACOR Marine Transferred Equity Interests, free and clear of any Liens, other than Permitted Liens. CIBANCO, S.A. Institución de Banca Múltiple, as successor of Deutsche Bank México, S.A. Institución de Banca Múltiple División Fiduciaria, acting as Trustee (Fiduciario) under that certain Security Trust Agreement No. DB/1590, by and among SEACOR Marine International, CIBANCO, S.A. Institución de Banca Múltiple, as final successor of Deutsche Bank México, S.A. Institución de Banca Múltiple División Fiduciaria and the other parties therein (the “Security Trust”), is the record owner, for the benefit of SEACOR Marine International, of 49% of the outstanding Equity Interests of MexMar free and clear of any Liens other than Permitted Liens and Liens resulting from such Security Trust. SEACOR Marine International is the record and beneficial owner of 49% of the outstanding Equity Interests of OVH and 99.17% of the outstanding Equity Interests of Inframar, free and clear of any Liens, other than Permitted Liens.

(b) SEACOR Offshore is the record and beneficial owner of the SEACOR Davis Vessel, free and clear of any Liens.

(c) The SEACOR Davis Vessel is located within the territorial waters of the United States of America.

Section 3.07 Capitalization. The SEACOR Marine Transferred Equity Interests represent all of the issued and outstanding Equity Interests of SEACOR Marine International. The SEACOR Marine Transferred Equity Interests have been duly authorized and validly issued, are fully paid to the extent required, and are not subject to any preemptive rights. As of the date hereof, no other Equity Interests of SEACOR Marine International have been issued, reserved for issuance or are outstanding. SEACOR Marine International is not a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates it to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the membership interests or other Equity Interest in SEACOR Marine International. Except for the SEACOR Marine Transferred Equity Interests, SEACOR Marine International does not own any Equity Interest or any other type of equity securities in any Person.

Section 3.08 Litigation. There is no action, suit, Proceeding at law or in equity, or any arbitration, administrative or other Proceeding by, before or against any Governmental Authority or any other Person, pending or, to the knowledge of the SEACOR Marine Group Parties, threatened, against or affecting SEACOR Marine International or the SEACOR Davis Vessel.

Section 3.09 Taxes. SEACOR Marine International has filed or caused to be filed all Tax Returns that it is required to file with any Governmental Authority on or prior to the Closing Date. All material Taxes and material Tax Liabilities of SEACOR Marine International that are due and payable on or prior to the Closing Date have been or will be paid on or prior to the Closing Date. SEACOR Marine International is not undergoing any audit or other examination related to Taxes, nor has it received any notices from any Governmental Authority that such audit or examination is pending. All Taxes that SEACOR Marine International is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been paid to the proper authorities to the extent due and payable. SEACOR Offshore has duly and timely prepared and filed with the appropriate Governmental Authorities all returns, reports, information returns or other documents filed or required to be filed with such Governmental Authorities and has timely paid any Taxes or other amounts due in respect the SEACOR Davis Vessel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES AS TO THE OTM GROUP

OTM represents and warrants to the SEACOR Marine Group Parties as follows:

Section 4.01 Organization and Standing. Each of the OTM Group Parties (a) is a Mexican stock corporation (Sociedad anónima de capital variable) or Irish Designated Activity Company, as applicable, validly existing and in good standing under the Laws of its jurisdiction of formation and (b) has all requisite corporate power and authority to own, operate and lease its assets and conduct its business, in each case, as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the OTM Group Parties to consummate the transactions contemplated by this Agreement. Each of the OTM Group Parties is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the OTM Group Parties to consummate the transactions contemplated by this Agreement.

Section 4.02 No Conflicts. The execution and delivery by each member of the OTM Group of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) breach, conflict with or violate its Organizational Documents, (b) assuming all Consents set forth on Schedule 4.02 are obtained or made, result in any conflict, breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach or violation of or default under), or give rise to a right of termination, cancellation or acceleration of any obligation under, any material Contract to which it is a party or by which any of its assets are bound or (c) violate any Laws applicable to it or its assets, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to materially impair its ability to consummate the transactions contemplated by this Agreement.

Section 4.03 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by the OTM Group Parties or any other member of the OTM Group in connection with the execution, delivery and performance by it of this Agreement or any other Transaction Document to which it is a party, or the consummation by it of the transactions contemplated hereby or thereby, other than (a) Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the OTM Group Parties or the applicable member of the OTM Group to consummate the transactions contemplated by this Agreement or the applicable Transaction Document to which it is a party, or (b) notices not required to be made until after the Closing.

Section 4.04 Authority; Execution and Delivery; Enforceability. The legal Representative, or Representatives, of each member of the OTM Group has full power and authority to enter into this Agreement and each other Transaction Document to which such member of the OTM Group is a party, and such powers have not been revoked or limited in any manner whatsoever. Each member of the OTM Group has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each member of the OTM Group of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the relevant member of the OTM Group. Each member of the OTM Group has duly executed and delivered this Agreement and the other Transaction Documents to which it is a party, and each of this Agreement and the other Transaction Documents to which it is a party constitutes a valid and binding obligation of such member of the OTM Group, enforceable against it in accordance with its terms, except to the extent that such enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency or creditors’ rights.

Section 4.05 Title to Equity Interests and Assets. CME Ireland is the record and beneficial owner of the OTM Transferred Equity Interests, free and clear of any Liens, other than Permitted Liens and Liens imposed by applicable securities Laws and regulations.

Section 4.06 Financial Ability; Source of Funds.

(a) OTM has sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the Purchase Price in accordance with the terms hereof and all other amounts to be paid by OTM hereunder to consummate the transactions contemplated by this Agreement and to satisfy all other obligations, fees, costs and expenses incurred by OTM in connection herewith.

(b) No funds to be paid to SMHI hereunder have been derived from, or will be derived from or constitute, either directly or indirectly, the proceeds of any criminal activity in violation of any applicable anti-corruption, anti-terrorism, anti-money laundering, sanctions or export control Laws or similar Laws.

Section 4.07 Brokerage Fees. None of OTM or any other member of the OTM Group has entered into any Contract with any agent, broker, investment banker, financial advisor or other Person that entitles any such Person to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the execution and delivery by OTM of this Agreement or the other Transaction Documents to which OTM is a party, or the consummation by OTM of the transactions contemplated hereby or thereby, in each case, that will be payable by SMHI, any of its Affiliates or SEACOR Marlin.

ARTICLE V

COVENANTS

Section 5.01 Confidentiality.

(a) Each Party agrees (on behalf of itself and its Subsidiaries) that for 18 months after the Closing, each Party shall, and shall cause its Subsidiaries to, treat all information relating to the SEACOR Marine Group and the OTM Group and the business of each of the foregoing as confidential, preserve the confidentiality thereof, and not use or disclose to any Person such information without the other Party’s prior written Consent (except as expressly permitted by this Agreement) unless (a) such information is publicly available as of the date hereof or becomes publicly available after the date hereof through no act or omission in violation hereof by the Party seeking to disclose such information, its Subsidiaries or any of their respective Representatives, (b) disclosure of such information is to either Party’s owners, its Subsidiaries, or its and their respective directors, officers, employees, managers, advisors, direct and indirect investors or prospective investors, (c) disclosure of such information is so required by or requested under applicable Law, or (d) disclosure of such information is reasonably necessary to be made to third parties (subject to such Persons being informed of the obligations under this Section 5.01) in connection with (i) the performance by either Party or any of their Affiliates of their respective obligations under any of the Transaction Documents (but, for the avoidance of doubt, on the terms and subject to the conditions hereof and thereof) or (ii) the enforcement of by either Party or any of their Affiliates of any right or remedy arising out of or relating to any of the Transaction Documents. If the disclosure of such information is so required by applicable Law, the Party seeking to disclose such information shall, to the extent not prohibited by applicable Law, use commercially reasonable efforts to (A) provide the other Party with as much prior written notice as is reasonably practicable under the circumstances and (B) if reasonably requested by the other Party and at such requesting Party’s sole expense, to (1) cooperate with the other Party in obtaining an appropriate protective order or (2) obtain written assurance from the Person to whom such information will be disclosed that confidential treatment will be afforded to such information.

(b) For 18 months following the Closing Date, the SEACOR Marine Group will treat all information related to the SEACOR Marine Transferred Entities and the business of each of the foregoing as confidential, preserve the confidentiality thereof, and not use or disclose to any Person such information without OTM’s prior written Consent (except as expressly permitted by this Agreement) unless (a) such information is publicly available as of the date hereof or becomes publicly available after the date hereof through no act or omission in violation hereof by the SEACOR Marine Group or any of their respective Representatives, (b) disclosure of such information is to the SEACOR Marine Group’s owners, its Subsidiaries, or its and their respective directors, officers, employees, managers, advisors, direct and indirect investors or prospective investors, (c) disclosure of such information is so required by or requested under applicable Law, or (d) disclosure of such information is reasonably necessary to be made to third parties (subject to such Persons being informed of the obligations under this Section 5.01) in connection with (i) the performance by the SEACOR Marine Group or any of their Affiliates of their respective obligations under any of the Transaction Documents (but, for the avoidance of doubt, on the terms and subject to the conditions hereof and thereof) or (ii) the enforcement of by the SEACOR Marine Group or any of their Affiliates of any right or remedy arising out of or relating to any of the Transaction Documents. If the disclosure of such information is so required by applicable Law, the SEACOR Marine Group shall, to the extent not prohibited by applicable Law, use commercially reasonable efforts to (A) provide OTM with as much prior written notice as is reasonably practicable under the circumstances and (B) if reasonably requested by OTM and at OTM’s sole expense, to (1) cooperate with OTM in obtaining an appropriate protective order or (2) obtain written assurance from the Person to whom such information will be disclosed that confidential treatment will be afforded to such information.

(c) For the avoidance of doubt, the Parties expressly agree and acknowledge that SMHI may disclose and describe the terms of this Agreement in any filing on Form 8-K relating to this Agreement or the transactions contemplated hereby, or in any other filing SMHI determines is required to be made by or with any government agency or stock exchange.

Section 5.02 [Reserved.]

Section 5.03 Public Announcements. So long as this Agreement is in effect, the parties will use reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with the New York Stock Exchange, will use reasonable efforts not to issue any such press release or make any such public announcement without consulting the other parties.

Section 5.04 Names Following Closing.

(a) Neither OTM nor any other member of the OTM Group will have the right to use, and immediately following the Closing, OTM will (and will cause the other members of the OTM Group to) cease to use, the “SEACOR” or “SEACOR Marine” names or any variations or derivatives thereof or any trademarks or logos of SMHI or any of its Subsidiaries (the “Names”), or any name that is reasonably similar to the Names, except as provided in Section 5.04(c).

(b) As soon as practicable after the Closing Date (and in any event within five (5) Business Days thereafter) OTM shall (and shall cause the members of the OTM Group to) make all filings necessary to change the corporate name of SEACOR Marine International to a name that does not include any of the Names in whole or in part and to amend or terminate any certificate of assumed name, fictitious name, d/b/a filings or other filings containing any such Names so as to eliminate such Names. As soon as practicable after the Closing Date (and in any event within five (5) Business Days following the effective date of the change the corporate name of SEACOR Marine International), OTM shall (and shall cause the members of the OTM Group to) change the record name of SEACOR Marine International in each of the corporate books of MexMar, OVH and InfraMar to the new corporate name of SEACOR Marine International as appointed by OTM pursuant to this Section 5.04(b).

(c) Following the Closing, SEACOR Marine International and each of the SEACOR Marine Transferred Entities may continue to use the “SEACOR” or “SEACOR Marine,” Names to the extent such Names are included in the names of the offshore supply vessels owned or operated by SEACOR Marine International or any of the SEACOR Marine Transferred Entities as of the date hereof (including, for the avoidance of doubt, the SEACOR Davis Vessel), provided, that, as soon as practicable after the Closing Date (and in any event within two (2) years thereafter) OTM shall (and shall cause the members of the OTM Group to) make all filings necessary to change the name of each such offshore supply vessel to a name that does not include any of the Names in whole or in part and to amend or terminate any filings containing any such Names so as to eliminate such Names.

Section 5.05 Market Opportunities. From and after the Closing Date until the five year anniversary thereof, if any member of the SEACOR Marine Group wishes to charter any of its offshore supply vessels, fast supply vessels, lift boats or any other type of vessel to a customer located within Mexican territory, upon written notice by the applicable member of the SEACOR Marine Group to OTM, OTM shall (a) cooperate in good faith with the member of the SEACOR Marine Group in all negotiations with such third party customer with respect to the charter of such vessels, and (b) upon such customer executing and delivering binding contracts with OTM (or a member of the OTM Group) for the charter of such vessel, enter into a back-to-back time charter agreement with the relevant member of the SEACOR Marine Group with respect to such vessel, on the same terms and conditions as those agreed upon with such third party customer; and as consideration therefor, the relevant member of the SEACOR Marine Group shall pay to OTM (or the relevant member of the OTM Group) a fee in an amount not greater than five percent of the collected vessel charter rate.

Section 5.06 Right of First Offer. From and after the Closing Date until the five year anniversary thereof, if the OTM Group wishes to charter an offshore supply vessel, fast supply vessel, lift boat, or anchor handling towing supply vessel within the Mexican market from a third party other than any member of the SEACOR Marine Group, prior to presenting such charter opportunity to any third party, OTM shall deliver to SMHI a written notice (a “ROFO Notice”), containing in reasonable detail all of the terms and conditions of such charter opportunity (the “ROFO Offer”). The ROFO Offer shall constitute an irrevocable offer by OTM to SMHI to charter the relevant vessel on such terms and conditions as set forth in the ROFO Offer. SMHI may elect to participate in such business opportunity, by written notice (the “ROFO Exercise Notice”) to OTM at any time during the 5 Business Days following SMHI’s receipt of the ROFO Notice, upon the terms and conditions set forth in the ROFO Notice. The ROFO Exercise Notice shall constitute an irrevocable acceptance by SMHI of the charter terms set forth in the ROFO Offer. If SMHI does not submit a ROFO Exercise Notice within 5 Business Days of receipt of the ROFO Notice, then OTM shall be permitted to pursue such charter opportunity on the same terms and conditions as those set forth in the ROFO Notice.

Section 5.07 Post-Closing Access. From and after the Closing Date, in connection with any reasonable business purpose (including the preparation or amendment of financial statements, SEC, Tax, audit, accounting, claims, litigation, regulatory or other similar reporting obligations, and the determination of any matter relating to the rights or obligations of the OTM Group or the SEACOR Marine Group under any Transaction Document), upon reasonable prior notice, at the requesting Party’s sole cost and expense, and except as determined by either Party in good faith to be necessary to preserve any applicable privilege (including the attorney-client privilege) or comply with any contractual confidentiality provisions or any Law or Order, each Party shall, and shall cause the other members of the OTM Group or the SEACOR Marine Group, as applicable, and each such Person’s respective Representatives to, (a) afford the members of the OTM Group or the SEACOR Marine Group, as applicable, and their respective Representatives reasonable access, during normal business hours, to the properties, books and records of the OTM Group or the SEACOR Marine Group, as applicable, in respect of the JV Entities, SEACOR Marlin, the SEACOR Marine Transferred Equity Interests, the OTM Transferred Equity Interests, and the OTM Transferred Assets, (b) furnish to the members of the OTM Group or the SEACOR Marine Group, as applicable, and their respective Representatives such additional financial and other information regarding the JV Entities, SEACOR Marlin, the SEACOR Marine Transferred Equity Interests, the OTM Transferred Equity Interests and the OTM Transferred Assets as the OTM Group or the SEACOR Marine Group, as applicable, and their respective Representatives may from time to time reasonably request and (c) make available to the OTM Group or the SEACOR Marine Group, as applicable, and their respective Representatives those employees of the OTM Group or SEACOR Marine Group, as applicable, whose assistance, expertise, testimony, notes or recollections or presence are reasonably necessary to assist the members of the OTM Group or the SEACOR Marine Group, as applicable, and their respective Representatives in connection with inquiries for any purpose referred to above, including the presence of such Persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Parties; provided, further, that the auditors and accountants of the Parties shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

Section 5.08 Delivery of SEACOR Davis Vessel. SEACOR Offshore shall deliver the SEACOR Davis Vessel to CME Ireland within the territorial waters of the United States of America. The SEACOR Davis Vessel shall include the diesel, lubricants and other equipment and accessories included in the Estimated Reactivation Expenses.

Section 5.09 Cooperation for Closing. The Parties shall cooperate and use their respective commercially reasonable efforts to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents. The Parties’ obligations under this Section 5.09 shall include the obligation to defend any judicial or administrative action or similar Proceeding instituted (or threatened to be instituted) by any Governmental Authority under any Law seeking to have a stay, restraining order, injunction or similar order entered by any Governmental Authority with respect to the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, but shall exclude, for the avoidance of any doubt (a) proposing, negotiating, committing to or effecting, by Consent decree, hold, separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of any member of the SEACOR Marine Group or OTM Group, and (b) incurring any Indebtedness. The Parties shall review and discuss in advance, and shall consider in good faith the views of the other Party, in connection with the preparation of any proposed written or material oral communication with any Governmental Authority in connection with such Proceedings, and neither Party shall participate in any meeting with any Governmental Authority unless it first consults with the other Party in advance, and to the extent permitted by the Governmental Authority, gives the other Party the opportunity to be present thereat. Neither Party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents at the behest of any Person without the written Consent of the other Party (such Consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

SURVIVAL AND REMEDIES

Section 6.01 Survival. None of the representations, warranties, covenants or agreements set forth in this Agreement (or in any certificate delivered pursuant hereto) shall survive the Closing, other than (a) each covenant and agreement set forth in this Agreement that by its terms is to be performed following the Closing, which shall survive the Closing until fully performed, (b) the representations and warranties made pursuant to Section 3.06(b), Section 3.08, and Section 3.09 (the “SMHI General Representations”), which shall survive for 12 months following the Closing Date, (c) the representations and warranties made pursuant to Section 3.03, Section 3.06(a) and Section 3.07 (the “SMHI Fundamental Representations”), which shall survive for two years following the Closing Date, and (d) the representation and warranties made pursuant to Section 4.06 and Section 4.07 (the “OTM General Representations”), which shall survive for 12 months following the Closing Date. No Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder; provided that the foregoing shall not limit any claim of Fraud.

Section 6.02 Indemnification by SMHI.

(a) Subject to the provisions of this Article VI, after the Closing, SMHI shall indemnify, defend and hold harmless the OTM Group and its Affiliates (collectively, the “OTM Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the OTM Indemnified Parties, to the extent arising out of or resulting from any breach of any SMHI General Representation or SMHI Fundamental Representation.

(b) Notwithstanding any other provision to the contrary, SMHI shall not be required to indemnify, defend or hold harmless any OTM Indemnified Party against, or reimburse any OTM Indemnified Party for, any Losses unless a valid notice of a claim is duly delivered by such OTM Indemnified Party to SMHI prior to the expiration of the SMHI General Representations or SMHI Fundamental Representations, as applicable.

Section 6.03 Indemnification by OTM.

(a) Subject to the provisions of this Article VI, after the Closing, OTM shall indemnify, defend and hold harmless the SEACOR Marine Group and its Affiliates (collectively, the “SEACOR Marine Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the SEACOR Marine Indemnified Parties, to the extent arising out of or resulting from any breach of any OTM General Representation.

(b) Notwithstanding any other provision to the contrary, OTM shall not be required to indemnify, defend or hold harmless any SEACOR Marine Indemnified Party against, or reimburse any SEACOR Marine Indemnified Party for, any Losses unless a valid notice of a claim is duly delivered by such SEACOR Marine Indemnified Party to OTM prior to the expiration of the OTM General Representations.

Section 6.04 Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent the Indemnifying Party is materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 6.01 for such representation, warranty, covenant or agreement.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 6.04(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within 20 Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided, that (i) the Indemnifying Party allows the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense, (ii) such Third Party Claim does not seek an injunction or other equitable relief that would be binding upon the Indemnified Party, and (iii) the Indemnifying Party conducts the defense of such Third Party Claim actively. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 6.04(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. SMHI shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records and personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the Consent of any Indemnified Party; provided, that such compromise, settlement or judgment (x) does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party and (y) by its terms unconditionally releases the Indemnified Party completely in respect of such Third Party Claim without any cost whatsoever to the Indemnified Party. No Indemnified Party will Consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written Consent of the Indemnifying Party.

Section 6.05 Exclusive Remedy and Release. The Parties acknowledge and agree that, except as set forth in Section 7.12 and with respect to any claim of Fraud, the indemnification provisions of Section 6.02 shall be the sole and exclusive remedy of the Parties for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the transactions contemplated hereby, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 6.06 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be (a) net of any Tax benefits actually realized by the Indemnified Party in connection with the incurrence of such Loss and (b) net of any third-party insurance or indemnity, contribution or similar proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article VI, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party. For purposes of this Section 6.06, a Tax benefit shall be deemed to have been actually realized if, and to the extent, the hypothetical Tax liability, if any, of the Indemnified Party (or any affiliated, combined, consolidated or unitary group of which the Indemnified Party is a member) for any taxable year, calculated without taking into account any Tax items attributable to the Loss, exceeds the actual Tax liability, if any, of the Indemnified Party (or any affiliated, combined, consolidated or unitary group of which the Indemnified Party is a member) for such taxable year, calculated by taking into account any Tax items attributable to such Loss.

Section 6.07 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including this Article VI), neither Party shall be liable to the other Party or its Affiliates, whether in contract, tort (including negligence and strict liability) or otherwise, at Law or in equity, and “Losses” shall not include any amounts for any consequential, special, incidental, indirect, punitive or similar damages whatsoever (including lost profits, diminution of equity value, or damages calculated on multiples of earnings or other similar equity valuation approaches); provided, however, that nothing in this Section 6.07 shall prevent any OTM Indemnified Party or SEACOR Marine Indemnified Party from being indemnified pursuant to this Article VI for all components of awards against them in claims by third parties, including components of such awards to such third parties relating to consequential, special, incidental, indirect, punitive or similar damages (including lost profits, diminution of value, or damages calculated on multiples of earnings or other metrics approaches).

Section 6.08 Mitigation. Each of the Parties agrees to use its commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided that neither Party will be required to initiate or exhaust any Proceedings (including any collection claims or Proceedings under any insurance policies) against any Person as a condition for such Party to demand indemnification for Losses pursuant to this Agreement or any other Transaction Document.

Section 6.09 Disclaimer. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT, THE SEACOR MARINE TRANSFERRED EQUITY INTERESTS, THE OTM TRANSFERRED EQUITY INTERESTS, AND THE OTM TRANSFERRED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND THE PARTIES AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE, OR QUALITY OF THE ASSETS OF THE JV ENTITIES, THE SEACOR MARINE GROUP, THE OTM GROUP OR THEIR RESPECTIVE BUSINESSES OR ANY PART THEREOF OR THE PROSPECTS (FINANCIAL AND OTHERWISE) AND RISKS OF THE PARTIES AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES AS THEY RELATE TO THE SEACOR MARINE TRANSFERRED EQUITY INTERESTS, THE OTM TRANSFERRED EQUITY INTERESTS, AND THE OTM TRANSFERRED ASSETS, AND THE PARTIES AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM, AND HEREBY WAIVE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THE SUFFICIENCY OR CONDITION OF ASSETS OF THE JV ENTITIES, THE SEACOR MARINE GROUP, THE OTM GROUP OR THEIR RESPECTIVE BUSINESSES OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH AND LIABILITIES ARISING UNDER ENVIRONMENTAL LAWS (INCLUDING WITH RESPECT TO THE USE, PRESENCE, DISPOSAL OR RELEASE OF HAZARDOUS SUBSTANCES AND ANY LIABILITIES ARISING UNDER OR WITH RESPECT TO THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OR ANY OTHER ANALOGOUS FEDERAL, STATE OR FOREIGN LAW OR REGULATION), IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. Except as otherwise provided herein, all notices, claims, demands and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be effective (a) immediately when transmitted via e-mail or facsimile between 9:00 a.m. and 6:00 p.m. (New York City time) on any Business Day (or the immediately succeeding Business Day if transmitted outside of such hours) (without any “bounce back” or similar undeliverable error) or (b) when received if delivered by hand or pre-paid overnight courier service or certified or registered mail on any Business Day if delivered. All such notices, claims, demands and other communications shall be sent to the applicable Party at its respective address set forth below, unless another address has been previously specified to the other Party (if applicable) in writing:

If to any of the OTM Group Parties:

Operadora de Transportes Maritimos, S.A. de C.V.

Sierra Nevada No. 130, Piso 2

Lomas Virreyes

Col. Lomas de Chapultepec

Ciudad de Mexico 11000

Attn: Alejandro Romano

Email: aromano@cicmx.com

with a copy (which shall not constitute notice) to:

White & Case, LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attn: Rodrigo Dominguez

Email: rodrigo.dominguez@whitecase.com

If to any of the SEACOR Marine Group Parties:

SEACOR Marine Holdings, Inc.

c/o Legal Department

12121 Wickchester Lane

Suite 500

Houston, Texas 77079

Attn: Andrew H. Everett II

Email: aeverett@seacormarine.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Scott Golenbock

Email: SGolenbock@milbank.com

Section 7.02 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective current and future successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated by any Party without the prior written Consent of the other Party, and any attempted assignment or delegation by any Party in violation of this Section 7.02 shall be null and void ab initio; provided, that the Parties may assign this Agreement (in whole or in part) to one or more of their respective Affiliates without the Consent of the other Party; provided, further, than in the case of such permitted assignment, the Party making such assignment will remain jointly and severally liable under this Agreement with its Affiliate, and such assignment shall not relieve the assigning Party of its responsibilities for performance of any obligations under this Agreement.

Section 7.03 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable under applicable Law, then such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any invalid, illegal or otherwise unenforceable provision with a valid, legal and enforceable provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, the Parties intend that the provisions of Section 7.12 and Section 7.13 be construed as integral provisions of this Agreement.

Section 7.04 Amendment and Waiver.

(a) This Agreement may be amended only in a writing signed by the Parties.

(b) Any waiver of any provision of this Agreement, waiver of any breach of any provision of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at Law, must be in writing and signed by or on behalf of the Person granting the waiver, and no waiver or election shall be inferred from the conduct of any Party.

(c) Any waiver of a breach of any provision of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.

(d) Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.

(e) Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents set forth the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede any prior understandings or agreements among the Parties, written or oral, with respect to the subject matter hereof and thereof. In the event of any direct conflict between this Agreement and the other Transaction Documents, this Agreement shall control and prevail.

Section 7.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 7.07 Governing Law. This Agreement and any claim, controversy or dispute arising out of or relating to this Agreement and the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of the Parties, as applicable, shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Laws provision or rule that would result in the application of the Laws of any other jurisdiction.

Section 7.08 Consent to Jurisdiction and Service of Process.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court, in each case, located in Wilmington, Delaware, for purposes of any Proceeding directly or indirectly arising out of or related in any way to this Agreement or the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of the Parties under this Agreement (and the each of the Parties agrees not to commence or support any Person in any such Proceeding relating thereto except in such courts). Each of the Parties further expressly and irrevocably waives any right or objection which such Party may now or in the future have to the laying of the venue of any such Proceeding in such courts and shall not plead or claim in any such court that any such Proceeding brought in such court has been brought in an inconvenient forum.

(b) Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered mail to such Party at its address as provided in Section 7.01 and in accordance with this Section 7.08(b). OTM shall appoint The Corporation Trust Company, with offices currently located at

1209 Orange Street, Wilmington, New Castle County, Delaware 19801 as its authorized agent to hear, accept, acknowledge and receive for the service of summons, notices, subpoenas, writs, notices, rulings, communications or petitions of any nature whatsoever, and other legal process in Delaware, United States of America, for purposes of any legal action, suit or Proceeding brought by any of the SEACOR Marine Group Parties in respect of this Agreement, and covenants and agrees to maintain such appointed agent for a term of three years as of the date hereof. The serving of process in the manner provided in this Section 7.08(b) in any such action, suit or Proceeding shall be deemed personal service and accepted by OTM as such and shall be valid and binding upon OTM for all the purposes of any such action, suit or Proceeding. For these purposes, OTM shall deliver to the SEACOR Marine Group Parties evidence of appointment of such agent for service of process, and evidence of acceptance of such process agent’s appointment. Furthermore, OTM shall deliver a special power of attorney for lawsuits and collections (poder para pleitos y cobranzas) duly formalized before a Mexican Public Notary, granted by OTM to the agent of service of process.

Section 7.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES UNDER THIS AGREEMENT.

Section 7.10 Expenses. Unless otherwise expressly provided for in this Agreement or any other Transaction Document, each Party shall pay, without right of reimbursement or offset from any other Party, all Transaction Expenses incurred by it or any of its Affiliates, whether or not the transactions contemplated by this Agreement are consummated. In the event any Proceeding is commenced to recover damages or enforce any rights or obligations under this Agreement, the prevailing Party in such Proceeding shall be entitled to recover its documented, out-of-pocket fees, costs and expenses (including reasonable fees and disbursements of counsel) incurred or paid in enforcing the prevailing Party’s rights under this Agreement, regardless of whether those fees, costs or expenses are otherwise recoverable as costs in the Proceeding; provided, however, that to the extent a Party is required by any Governmental Authority to pay any filing fees or other fees or expenses under applicable antitrust or competition laws in connection with the consummation of the transactions contemplated by this Agreement, such fees and expenses will be split evenly between SMHI and OTM.

Section 7.11 No Third-Party Beneficiaries. No Person other than the Parties shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except for the Non-Recourse Parties pursuant to Section 7.13.

Section 7.12 Remedies.

(a) The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at Law or in equity.

(b) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached, and further agree that monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself, its Affiliates and its and their respective Representatives, that, in the event of any non-performance or other breach or threatened breach by any Party of any of provision of this Agreement, the other Party shall be entitled to seek an injunction, specific performance and other equitable relief, and to enforce specifically the provisions of this Agreement, to prevent such non-performance or other breach or threatened breach of the such provisions. Any Party seeking any injunction, specific performance or other equitable relief, or to enforce specifically the provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such injunction, specific or other equitable relief or enforcement. In the event that any Proceeding is brought to enforce specifically the provisions of this Agreement, no Party shall allege, and each Party, on behalf of itself, its Affiliates and its and their respective Representatives, hereby waives the defense, that there is an adequate remedy at Law and agrees that it will not oppose the granting of any equitable relief to any other Party on the basis that (i) any Party has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 7.13 No Recourse. All causes of action or Proceedings (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, preparation, execution, delivery, performance or breach of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be brought only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement in the preamble of this Agreement or that execute and deliver any other Transaction Document (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future direct or indirect equity holder, Affiliate or Representative of such Contracting Party or any Affiliate or Representative of any of the foregoing (the “Non-Recourse Party”), shall have any Liability or other obligation (whether in contract or in tort, in equity or at Law, or granted by statute) for any cause of action or Proceeding arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, preparation, execution, delivery, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such causes of action and Proceedings against any such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all causes of action or Proceedings that may otherwise be brought in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability or other obligation of any Contracting Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, Control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 7.14 Release.

(a) Effective as of the Closing, each of the OTM Group Parties, on its own behalf and on behalf of its Affiliates and its and their directors, members of boards of managers and officers (solely in their capacities as directors, members of boards of managers and officers of the OTM Group Parties and each of their Affiliates), and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, an “OTM Group Releasing Person”), hereby absolutely and unconditionally releases and forever discharges each of the SEACOR Marine Group Parties and the other members of the SEACOR Marine Group and each of its past, present and future direct and indirect equity holders (other than the OTM Group and its direct and indirect equityholders), Affiliates (other than the OTM Group and its Affiliates) and Representatives, and each of its and their respective Affiliates and Representatives (including the Persons listed in Section 2.02(b)(ii)), and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, an “OTM Group Released Person”) from, and agrees not to assert any cause of action or Proceeding with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at Law or in equity, which have been or could have been asserted against any OTM Group Released Person, which any OTM Group Releasing Person has or ever had, in each case, solely to the extent arising out of or in any way relating to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date solely in respect of matters relating to the SEACOR Group Parties’ ownership or operation of the SEACOR Marine Transferred Entities; provided, that notwithstanding the foregoing, no OTM Group Releasing Person releases any OTM Group Released Person in respect of (i) any obligations of an OTM Group Released Person pursuant to this Agreement or any of the Transaction Documents, (ii) its rights to assert any cause of action or Proceeding with respect to any Losses or Liabilities to the extent arising under or related to any Transaction Document, or (iii) Fraud.

(b) Effective as of the Closing, each of the SEACOR Marine Group Parties, on its own behalf and on behalf of its Affiliates and its and their directors, members of boards of managers and officers (solely in their capacities as directors, members of boards of managers and officers of the SEACOR Marine Group Parties and each of their Affiliates), and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “SEACOR Marine Group Releasing Person”), hereby absolutely and unconditionally releases and forever discharges each of the OTM Group Parties and the other members of the OTM Group and each of its past, present and future direct and indirect equity holders (other than the SEACOR Marine Group and its direct and indirect equityholders), Affiliates (other than the SEACOR Marine Group and its Affiliates) and Representatives (including the Persons listed in Section 2.02(c)(iii)), and each of its and their respective Affiliates and Representatives, each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “SEACOR Marine Group Released Person”) from, and agrees not to assert any cause of action or Proceeding with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at Law or in equity, which have been or could have been asserted against any SEACOR Marine Group Released Person, which any SEACOR Marine Group Releasing Person has or ever had, in each case, solely to the extent arising out of or in any way relating to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date solely in respect of matters relating to the OTM Group Parties’ ownership or operation of the JV Entities or the OTM Transferred Assets; provided, that notwithstanding the foregoing, no SEACOR Marine Group Releasing Person releases any SEACOR Marine Group Released Person in respect of (i) any obligations of a SEACOR Marine Group Released Person pursuant to this Agreement or any of the Transaction Documents, (ii) its rights to assert any cause of action or Proceeding with respect to any Losses or Liabilities to the extent arising under or related to any Transaction Document, or (iii) Fraud.

Section 7.15 Further Assurances. From time to time after the Closing, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such other actions as the other Party may reasonably request to evidence and effectuate the transactions contemplated by this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SMHI:

SEACOR MARINE HOLDINGS INC.

By:	/s/ JOHN GELLERT
Name:	John Gellert
Title:	President and Chief Executive Officer

SEACOR MARINE LLC:

SEACOR MARINE LLC

By:	/s/ JESUS LLORCA
Name:	Jesus Llorca
Title:	Executive Vice President and Treasurer

SEACOR OFFSHORE:

SEACOR OFFSHORE LLC

By:	/s/ JESUS LLORCA
Name:	Jesus Llorca
Title:	Vice President and Treasurer

SEACOR MARINE CAPITAL:

SEACOR MARINE CAPITAL INC.

By:	/s/ JESUS LLORCA
Name:	Jesus Llorca
Title:	Vice President and Treasurer

Signature Page to Framework Agreement

OTM:

OPERADORA DE TRANSPORTES MARITIMOS, S.A. DE C.V.

By:	/s/ JOSÉ ANTONIO GUERRERO MENDOZA
Name:	José Antonio Guerrero Mendoza
Title:	Sole Manager

OVH:

OFFSHORE VESSELS HOLDING, S.A.P.I. DE C.V.

By:	/s/ ALEJANDRO ROMANO BÁEZ
Name:	Alejandro Romano Báez
Title:	Attorney in fact

CME IRELAND:

CME DRILLSHIP HOLDINGS DAC

By:	/s/ ALEJANDRO ROMANO BÁEZ
Name:	Alejandro Romano Báez
Title:	Attorney in fact

Signature Page to Framework Agreement